Exhibit 10(a)19

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into as of December 13, 2023 by and between Southern Company Services, Inc. (the “Company”) and Thomas A. Fanning (“Consultant”, and collectively with the Company the “Parties”, or individually each a “Party”).

WITNESSETH:

WHEREAS, the Company desires to retain Consultant to provide certain services to the Company, and Consultant desires to provide such services to the Company, all subject to the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.    Engagement as an Independent Contractor.

The Company hereby agrees to engage Consultant as an independent contractor, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.

2.    Term.

The term of this Agreement shall commence on January 1, 2024, and shall expire on December 31, 2024 (“Term”). By mutual consent, the parties may extend the Term of this Agreement by a written amendment that is signed by both parties.

3.    Duties.

Consultant shall manage, perform and provide professional consulting services and advice (“Consulting Services”) with respect to national security matters, including cyber and physical threats, and energy policy issues and as may be mutually agreed upon by the Chief Executive Officer (“CEO”) of The Southern Company (“Southern”) and Consultant from time to time. Consultant’s work, on average, will not exceed 20 hours per month; provided, however, that Consultant shall not be required to work any minimum number of hours during a month to perform the duties outlined in this section. Consultant shall be available on an “on call” basis to consult by telephone and email correspondence and will attend meetings as needed. During the Term, Consultant agrees to promote the best interests of the Company and to take no actions that in any way damage the public image or reputation of the Company or its affiliates or to knowingly assist, in any way, a competitor of the Company. Nothing in this Agreement shall restrict Consultant from serving as a Distinguished Fellow at the Georgia Institute of Technology during the Term.

4.    Consultant as an Independent Contractor.

During the Term, Consultant will at all times be and remain an independent contractor. Consultant will be free to exercise Consultant’s own judgment as to the manner and method of providing the Consulting Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that, during the Term, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker's Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required to pay any applicable taxes on the fees paid to Consultant.

5.    Consulting Fee.

As payment for the Consulting Services rendered pursuant to this Agreement, the Company shall pay, and Consultant shall accept, a consulting fee in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for the Term (the “Consulting Fee”). The Consulting Fee will be paid in substantially equal installments on a monthly basis, on or before the 15th day of the month following the month in which the Consulting Services are performed. The Company will reimburse Consultant for all reasonable documented expenses incurred by Consultant in the performance of the Consulting Services, in accordance with the Company’s policies and subject to the approval of the CEO of Southern.

6.    Termination.

The parties to the Agreement may mutually agree in writing to terminate the Agreement prior to the expiration of the Term. The Company may terminate the Agreement for cause if Consultant does not perform Consulting Services under this Agreement in a satisfactory manner that protects the business interests of the Company. Any remaining unpaid installments under Section 5 shall be forfeited by Consultant if the Agreement is terminated prior to the expiration of the Term.

7.    Confidential Information; Trade Secrets; Ownership of Work Product.

a.   For purposes of this Agreement, the following terms shall have the following respective meanings:
i.   Confidential Information” shall mean all valuable, proprietary and confidential data, information, documents, or materials (whether oral, written, electronic, or otherwise) belonging to or pertaining to the Company or any current or former subsidiaries or affiliates of Southern (collectively, “Southern Entities”), other than Trade Secrets (as defined below), that is generally known only to the Company and those of its employees, independent contractors, clients or agents to whom such information must be confided for internal business purposes.
ii.   “Entity or Entities” shall mean any person; business; individual; partnership; joint venture; agency; governmental agency, body, or subdivision; association; firm; corporation; limited liability company; or other entity of any kind.
iii.  “Trade Secrets” shall mean the “trade secrets” of Southern Entities as defined under applicable laws.
iv.   “Work Product” shall mean all work product, property, data, documentation, information or materials relating to the Southern Entities that were conceived, discovered, created, or developed by Consultant in performing the Consulting Services; for the   avoidance of doubt, Work Product shall not include any work product, property, data, documentation, information or materials relating to or containing information deemed classified by a United States government agency for reasons of national security.
b.   In recognition of the need of the Company to protect its legitimate business interests, Confidential Information and Trade Secrets, Consultant hereby covenants and agrees that Consultant shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Southern Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate, or otherwise communicate any such item or information to any third party Entity for any purpose other than in accordance with the Agreement or as required by applicable law: (A) with regard to each item constituting a Trade Secret, at all times such information remains a trade secret under applicable law and (B) with regard to any Confidential Information, for a period of five years following the end of the Term of the Agreement.
c.   Consultant shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Consultant becomes aware. Consultant shall assist the Southern Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.
d.   All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be work made for hire (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Consultant hereby unconditionally and irrevocably transfers and assigns to the Company all right, title, and interest Consultant currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith), and other intellectual property rights. Consultant agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.
e.   Notwithstanding anything herein to the contrary, nothing in this Agreement will prevent Consultant from providing truthful testimony under oath in a judicial or administrative proceeding or prevent Consultant from providing information to a federal, state, or local agency or commission (“Government Agencies”) in connection with the lawful exercise of such Government Agency’s functions. Moreover, nothing in this Agreement is intended to prohibit Consultant from engaging in protected activities under applicable law (including protected activities described in Section 211 of the Energy Reorganization Act). Consultant further understands nothing in this Agreement limits Consultant’s ability to file a charge or complaint with the Securities and Exchange Commission or any other Government Agency. Nothing in this Agreement limits Consultant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by a Government Agency, including providing documents or information without notice to the Company. This Agreement does not limit Consultant’s right to receive an award for information provided to any Government Agency.

8.    Remedies.

The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Consultant except as otherwise permitted under this Agreement or authorized by the Company in writing, or any other violation of Section 7, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to the Company that is not fully compensable by monetary damages. Should Consultant breach or threaten to breach any provisions of Section 7, the Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant’s breach), cumulative of and in addition to any other rights or remedies to which Company may be entitled by this Agreement, at law or in equity.

9.    Return of Materials.

Immediately upon termination of the Agreement, or at any point prior to or after that time upon the specific request of Company, the Consultant shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or any Southern Entity, including, without limitation, any Work Product, Confidential Information and Trade Secrets in Consultant’s possession or control.

10.    Laws, Regulations and Public Ordinances.

Consultant shall comply with all federal, state and local statutes, regulations and public ordinances governing his work hereunder and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee, and expense arising from Consultant’s failure to do so.

11.    Notice.

All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consultant:                                                                      If to the Company:

Thomas A. Fanning                                                                 Southern Company Services, Inc.
Home Address on File                                                             30 Ivan Allen Jr. Blvd., NW
Atlanta, GA 30308
Attention: Sterling A. Spainhour

12.    Mutual Indemnification.

Each Party shall and does hereby expressly agree to mutually indemnify and hold harmless the other Party and its officers, directors, shareholders, employees, parent and affiliates against any and all liabilities, costs and expenses (including, without limitation, all court costs and attorneys’ fees) arising out of or related to the indemnifying Party’s acts or omissions in the performance of its obligations under this Agreement.

13.    Waiver of Breach.

The waiver by any party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.

14.    Assignment by Consultant.

Consultant may not assign, transfer or subcontract any of his rights or obligations under this Agreement to any party without the prior written consent of the Company. Consultant’s obligations under this Agreement shall be binding on Consultant’s successors and permitted assigns. Any assignment, transfer or subcontracting in violation of this provision shall be null and void.

15.    Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

16.    Severability.

The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any of the sections which are unenforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible. Consultant acknowledges and agrees that the covenants and agreements contained in this Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Consultant against the Company or any Southern Entity, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Company or any Southern Entity of said covenants and agreements.

17.    Interpretation.

The judicial body interpreting or construing the Agreement shall not construe the terms hereof more strictly against one party, it being agreed that all parties and/or their agents have participated in the preparation hereof.

18.    Survival.

Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 8, 10 and 12 through 20 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

19.    Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

20.    Entire Agreement.

This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. This Agreement may not be modified or amended except by a written instrument signed by both Consultant and an authorized representative of the Company.

[Signatures are on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first set forth above.

COMPANY                                                                CONSULTANT

/s/Christopher C. Womack                                          /s/Thomas A. Fanning

Printed Name: Christopher C. Womack                    Thomas A. Fanning

Title: President and Chief Executive Officer
         of The Southern Company